Exhibit 99.k
Securian Financial Group, Inc.
400 Robert Street North
St. Paul, MN 55101-2908
www.securian.com
651.665.3500
April 28, 2026
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2908
Gentlepersons:
In my capacity as counsel for Minnesota Life Insurance Company (the “Company”), I have reviewed certain legal matters relating to the Company’s issuance of the Registered Index-Linked Annuity product entitled “AccumuLinkTM Advance” in connection with Post-Effective Amendment Number 1 to its Registration Statement on Form N-4. This Post-Effective Amendment is to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to certain Registered Index-Linked annuity contracts (Securities and Exchange Commission File Number 333-282641).
Based upon that review, I am of the following opinion:
The Company is duly organized and existing under the laws of the State of Minnesota and is duly licensed or qualified to do business and to issue annuity contracts in each jurisdiction where it transacts business.
The issuance and sale of the AccumuLink AdvanceTM Registered Index-Linked annuity contracts have been duly authorized by the Company and such contracts, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Caleb B. Nicholson
Caleb B. Nicholson
Counsel